SUBSIDIARIES OF SYSTEMAX INC.

Exhibit 21

Domestic Subsidiaries

1. 2. 3. 4. 5. 6. 7. 8. 9. 10. 11. 12. 13. 14.	Global Computer Supplies Inc. (a New York corporation)

Global Equipment Company Inc. (a New York corporation)

Tiger Direct Inc. (a Florida corporation)

Nexel Industries Inc. (a New York corporation)

Systemax Manufacturing Inc. (a Delaware corporation)

Profit Center Software Inc. (a New York corporation)

Global Gov't/Education Solutions, Inc. (a Delaware corporation)

Papier Catalogues Inc. (a New York corporation)

Misco America Inc. (a Delaware corporation)

Millennium Falcon Corp. (a Delaware corporation)

Systemax Services Inc. (a New York corporation)

SYX Distribution (a Delaware corporation)

OnRebate.com (a Delaware corporation)

Ultra Products Inc. (a Delaware corporation)

FOREIGN SUBSIDIARIES

1. 2. 3. 4. 5. 6. 7.	Misco Germany Inc. (a New York corporation)

Misco Italy Computer Supplies S.P.A. (an Italian corporation)

H C S Global SA (a French corporation)

Systemax Europe Ltd. (a U.K. corporation)

Global Computer Products BV (a Dutch corporation)

Dabus Dataproducktor AB (a Swedish corporation)

Misco Iberia Computer Supplies S.A. (a Spanish corporation